Exhibit 4.54

AMENDMENT TO BINDING TERMS OF AGREEMENT

FIRST AMENDMENT (“Amendment”) dated as of March 1, 2023 (the “Effective Date”) with respect to that certain Binding Terms of Agreement accepted and agreed to as of November 14, 2022, and other documents related thereto (together, the “Binding Terms”), by and between Security Matters Limited, SMX (Security Matters) PLC (formerly Empatan PLC), and Amos Rabber as “Subscriber”. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Binding Terms.

W I T N E S S E T H:

WHEREAS, pursuant to the Binding Terms, among other things, Subscriber subscribed for and purchased a Note with a value of US$60,000 (the “Note”); and

WHEREAS, the Company and Empatan have requested that Subscriber agree to amend the maturity date of the Note, and Subscriber is willing to do so, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendment to Binding Terms. The Binding Terms is hereby amended so that any payment otherwise due or payable before March 31, 2024 (including but not limited to any interest payments and payment under redemption of warrants), shall be due on March 31, 2024. The amendment to all such payment dates shall be notwithstanding anything to the contrary in the name or designation of the Note and amends any document related to or referred in or contemplated by the Note (including any security granted in relations thereto) (collectively, the “Related Transaction Documents”).

Section 2. Continuing Effect of Note. Security Matters Limited and SMX (Security Matters) PLC each hereby ratifies, confirms, and reaffirms all and singular the terms and conditions of the Note, the Binding Terms and the Related Transaction Documents, as amended and modified hereby. Security Matters Limited, SMX (Security Matters) PLC and Subscriber each hereby acknowledges and agrees that the Note and the Related Transaction Documents shall continue to be and shall remain unchanged and in full force and effect in accordance with their respective terms, except as expressly amended and modified by this Amendment. Any terms or conditions contained in this Amendment shall control over any inconsistent terms or conditions in the Binding Terms, the Note or any Related Transaction Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the Effective Date.

SECURITY MATTERS LIMITED		SMX (Security Matters) PLC

By:	/s/ Haggai Alon	By:	/s/ Doron Afik
Name:	Haggai Alon	Name:	Doron Afik
Title:	Chief Executive Officer	Title:	Attorney

By:	/s/ Amir Bader
Name:	Amir Bader
Title:	Director

SUBSCRIBER:

By:	/s/ Amos Rabber
Name:	Amos Rabber